WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Exhibit 27

         GENERAL NUTRITION COMPANIES, INC. AND SUBSIDIARIES
                      Financial Data Schedule

           (dollars in thousands, except per share data)

                                                    24 Weeks
                                                      Ended
Item Number                                       July 18, 1998
               fiscal year end                   February 6, 1999
               period end date                      July 18, 1998
5-02(1)        cash and cash items                              0
5-02(2)        marketable securities                            0
5-02(3)(a)(1)  notes and accounts receivable-trade         84,035
5-02(4)        allowance for doubtful accounts                  0
5-02(6)        inventory                                  286,079
5-02(9)        total current assets                       395,927
5-02(13)       property, plant and equipment              246,757
5-02(14)       accumulated depreciation                         0
5-02(18)       total assets                             1,040,444
5-02(21)       total current liabilities                  234,907
5-02(22)       bonds, mortgages and similar debt          465,625
                (L-T debt)
5-02(28)       preferred stock-mandatory redemption             0
5-02(29)       preferred stock-no mandatory redemption          0
5-02(30)       common stock                                   802
5-02(31)       other stockholders' equity                 291,490
5-02(32)       total liabilities and                    1,040,444
                 stockholders' equity
5-03(b)1(a)    net sales of tangible products             655,566
5-03(b)1       total revenue                              655,566
5-03(b)2(a)    cost of tangible goods sold                397,398
5-03(b)2       total costs and expenses                   549,953
                 applicable to sales and revenue
5-03(b)3       other costs and expenses                         0
5-03(b)5       provision for doubtful accounts and notes        0
5-03(b)(8)     interest and amortization of debt           11,530
                 discount
5-03(b)(10)    income before taxes and other items         94,083
5-03(b)(11)    income tax expense                          35,863
5-03(b)(14)    income from continuing operations           58,220
5-03(b)(15)    discontinued operations                          0
5-03(b)(17)    extraordinary items                              0
5-03(b)(18)    cumulative effect-changes in accounting          0
                 principles
5-03(b)(19)    net income or loss                          58,220
5-03(b)(20)    earnings per share - Basic                    0.71
5-03(b)(20)    earnings per share - Diluted                  0.69


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